Exhibit 10.23

FOURTH AMENDMENT TO LEASE
This FOURTH AMENDMENT TO LEASE ("FourthAmendment") is made and entered into as of March 15, 2016, by and between CIVF I-KY1M01-KY1M06 & KY1W01, LLC, a Delaware limited liability company ("Landlord"), and HEALTHWAREHOUSE.COM, INC., a Delaware corporation ("Tenant").

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Agreement of Lease dated June 15, 2011,as amended by that certain First Amendment to Lease dated August 29, 2011, as further amended by that certain Second Amendment to Lease dated May 7, 2014, and as further amended by that certain Third Amendment to Lease dated April 27, 2015 (such lease and all amendments and modifications thereto are collectively hereinafter referred to as the "Lease"), whereby Tenant agreed to lease certain premises consisting of approximately 28,494 rentable square feet (the "Premises") in the building located at 7107 Industrial Road, Florence, Kentucky (the "Building"); and

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1. Defined Terms; Recitals.  Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth for such terms in the Lease.  The recitals set forth above are hereby incorporated into the body of this Fourth Amendment as if fully restated herein.

2. Extension Term.  As of January 1, 2017 (the "Extension Term Commencement Date"), the Lease Term shall be extended for an additional period of thirty-six (36) full calendar months (the "Extension Term"), so that the expiration date of the Lease shall thereby be December 31, 2019 (the "Expiration Date").

3. Base Rent.  From and after the Extension Term Commencement Date, the Base Rent in the amounts set forth below shall be payable to Landlord in accordance with the provisions of the Lease.

Period	Monthly Base Rent

January 1, 2017 through December 31, 2017	$6,648.60
January 1, 2018 through December 31, 2018	$6,886.05
January 1, 2019 through December 31, 2019	$7,123.50

4. Additional Rent.  In addition to the Base Rent and other provisions as set forth above, Tenant shall remain obligated for the payment (to Landlord or such other party as may expressly and specifically be required under the Lease) of Additional Rent, and any other charges or amounts due under the Lease, in accordance with the provisions of the Lease.

5. Cap on Controllable Expenses.  Tenant shall not be obligated to pay for Controllable Expenses in any year to the extent they have increased by more than eightpercent (8%) per annum, compounded annually on a cumulative basis from the first full calendar year of the Extension Term following the Extension Term Commencement Date.  For purposes of this Lease, Controllable Expenses shall mean all CAM expenses, except for Taxes, Insurance, snow and ice removal costs,  utility costs and expenses, and all costs and expenses for security for the Building and the Property (if any).  Controllable Expenses shall be determined on an aggregate basis and not on an individual basis.

6.       Landlord's Work.  Landlord shall have no obligation to perform any work or construction to the Premises during the Lease Term, except that Landlord shall, at Landlord's sole cost and expense, install a tab meter on the domestic water line to monitor usage (the "Landlord's Work").

Tenant acknowledges and agrees that (i) Landlord shall not be liable to Tenant for any inconveniences Tenant may experience during the performance, construction or installation of the Landlord's Work or for any delays in Landlord's completion of the Landlord's Work (regardless of the length of any such delays); (ii) Landlord shall not be obligated to perform, construct or install (or cause to be performed, constructed or installed) the Landlord's Work at any time other than during normal business hours on regular business days; (iii) Tenant shall ensure that neither Tenant, nor any of Tenant's agents, sublessees, employees, representatives, contractors, subcontractors, suppliers, customers and invitees, interfere with or impede the performance and completion of the Landlord's Work (regardless of whether such Landlord's Work is performed by Landlord or any of Landlord's agents, employees, contractors, or subcontractors); (iv) Landlord shall have access to the Premises at all times for the purpose of performing, installing and completing the Landlord's Work; and (v) Tenant shall reasonably cooperate with Landlord during the performance, construction and installation of the Landlord's Work and Tenant shall be responsible, at no cost to Landlord, for the moving of any and all furniture, trade fixtures, equipment and/or personal property that is reasonably necessary for Landlord to complete (or cause the completion of) the Landlord's Work.
If Tenant shall desire any changes in the Landlord's Work, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner.  Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Landlord's Work which Tenant may request and which Landlord may agree to shall be at Tenant's sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order.
7.       Renewal Option.  All rights or options to renew or extend the Lease Term previously granted to Tenant are hereby deleted in their entirety.  Tenant is hereby granted one (1) option to extend the Extension Term for the Premises for an additional period of three (3) years in accordance with the provisions set forth below:

a.      Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Second Extension Term, (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under the Lease and any space added to the Premises, and (iii) no Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Extension Term for one (1) additional term of three (3) years (such additional term is hereinafter called the "Second Extension Term") commencing on the day following the expiration of the Extension Term (hereinafter referred to as the "Commencement Date of the Second Extension Term").  Tenant shall give Landlord written notice (hereinafter called the "Extension Notice") of its election to extend the Lease Term at least six (6) months, but not more than nine (9) months, prior to the scheduled expiration date of the Extension Term.

b.      The Base Rent payable by Tenant to Landlord during the Second Extension Term shall be the greater of (i) the Base Rent applicable to the last year of the Extension Term and (ii) the then prevailing market rate for comparable space in the Property and comparable buildings in the vicinity of the Property taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant.  The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such Premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).  In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Second Extension Amendment (defined below) at least five (5) months prior to the expiration of the Extension Term, then Tenant's exercise of this renewal option shall be deemed withdrawn and the Lease shall terminate on its current expiration date.

c.       The determination of Base Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for Additional Rent and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Additional Rent and other items with respect to the Premises during the Second Extension Term without regard to any cap on such expenses set forth in the Lease.

d.      Except for the Base Rent as determined above, Tenant's occupancy of the Premises during the Second Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Extension Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, terminate, renew or extend the Lease.

e.      If Tenant does not give the Extension Notice within the period set forth in Paragraph (a) above, Tenant's right to extend the Lease Term shall automatically terminate.  Time is of the essence as to the giving of the Extension Notice.

f.       Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Second Extension Term.  The Premises shall be tendered on the Commencement Date of the Second Extension Term in "as-is" condition.

g.      If the Lease is extended for the Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the "Second Extension Amendment").

h.      If Tenant exercises its right to extend the Lease Term for the Second Extension Term pursuant to this Fourth Amendment, the term "Lease Term" as used in the Lease, shall be construed to include, when practicable, the Second Extension Term except as provided in Paragraph (d) above.

8. Brokers.  Tenant hereby represents and warrants to Landlord that Tenant has not engaged or dealt with any broker, finder, or agent, other than Doug Whitten with CBRE and John Gartner with Colliers ("Brokers"), in connection with the negotiation and/or execution of this Fourth Amendment, and Tenant agrees to indemnify and save Landlord harmless from any claim, demand, damage, liability, cost or expense (including, without limitation, attorneys' fees) paid or incurred by Landlord as a result of any claim for brokerage or other commissions or fees made by any broker, finder, or agent (other than Brokers), whether or not meritorious, employed or engaged or claiming employment or engagement by, through, or under Tenant.  Brokers shall be compensated by Landlord pursuant to the terms of a separate commission agreement.

9. Effect of Amendment.  Except as expressly amended hereby, the Lease shall continue in full force and effect and unamended.  In the event of any conflict or inconsistency between the provisions of the Lease (other than this FourthAmendment) and this FourthAmendment, the provisions of this FourthAmendment shall control.  From and after the date hereof, references to the "Lease" (including, without limitation, any and all references contained in this FourthAmendment) shall mean the Lease as amended by this FourthAmendment.

10. Binding Effect.  This FourthAmendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. Headings.  The paragraph headings that appear in this FourthAmendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.

12. Counterparts.  This FourthAmendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement.  Executed copies hereof may be delivered by e-mail or facsimile and, upon receipt, shall be deemed originals and binding upon the parties hereto.  Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by e-mail or facsimile, the parties will use best efforts to deliver originals as promptly as possible after execution.

13. Governing Law.  This FourthAmendment shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

14. Authority.  The parties represent and warrant to each other that it has full power, right and authority to execute and perform this FourthAmendment and all corporate action necessary to do so have been duly taken.

15. Binding Agreement.  Submission of this FourthAmendment shall not be deemed to be an offer or an acceptance of the terms herein, and neither Landlord nor Tenant shall be bound by the terms herein until Landlord has delivered to Tenant, or to Tenant's agent, or designated representative, a fully executed copy of this FourthAmendment (which may be delivered in counterparts as described above), signed by both of the parties in the spaces herein provided.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment on the dates set forth below, to be effective for all purposes, however, as of the date first set forth above.
LANDLORD:	TENANT:
CIVF I-KY1M01-KY1M06 & KY1W01, LLC,
 a Delaware limited liability company

By:     DCT Industrial Value Fund I, L.P.,
            a Delaware limited partnership,
           its Sole Member

By:      DCT Industrial Value Fund I, Inc.
            a Maryland corporation,
            its General Partner
HEALTHWAREHOUSE.COM, INC., a Delaware corporation
By: /s/ Neil P. Doyle Name: Neil P. Doyle	By: /s/ Daniel Seliga Name: Daniel Seliga
Title: Managing Director	Title: Chief Operating Officer
Date: March 15, 2016	Date: March 9, 2016